Exhibit 5.13

CONSENT OF CARLOS GUZMÁN

The undersigned hereby consents to the use of the report listed below, and the information derived therefrom, as well as to the reference to his name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Ero Copper Corp., including in the Annual Information Form filed as an exhibit thereto, being filed with the United States Securities and Exchange Commission, and any amendments thereto.

1.	Technical Report on the Tucumã Project (formerly known as the Boa Esperança Project) entitled “Boa Esperança Project NI 43-101 Technical Report on Feasibility Study Update”, dated November 12, 2021 with an effective date of August 31, 2021.

Yours truly,

/s/ Carlos Guzmán
Carlos Guzmán, FAusIMM RM CMC
NCL Ingeniería y Construcción SpA

Dated: August 18, 2023